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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               Today's Man, Inc.
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            (Exact name of registrant as specified in its charter)



                  Pennsylvania                                23-1743137
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(State of incorporation or organization)                   (I.R.S. Employer
                                                           Identification No.)



835 Lancer Drive, Moorestown, NJ                                    08057
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(Address of principal executive offices)                          (Zip Code)


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Securities to be registered to Section 12(b) of the Act:


Title of each class to be so registered       Name of each exchange on which
                                              each class is to be registered

                 None                                Not Applicable
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         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to
General Instruction A.(c), check the following box.                          [ ]

         If this form relates to the registration of a class of securities pursuant to 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d),check the following box.                                   [x]

Securities Act registration statement file number to which this form relates:
(if applicable) Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:


                          Common Stock, no par value
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                               (Title of class)

                        Common Stock Purchase Warrants
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                               (Title of class)

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Item 1.  Description of Registrant's Securities to be Registered.

         The descriptions of the Registrant's, Common Stock, no par value per share ("Common Stock"), and the description of the Registrant's Common Stock Purchase Warrants ("Warrants") are set forth below. The following descriptions do not purport to be exhaustive and are qualified in their entirety by reference to the Actual Amended and Restated Articles of Incorporation ("Amended Articles"), Amended and Restated Bylaws ("Amended Bylaws") and Warrant Agreement dated as of December 31, 1997 ("Warrant Agreement"), copies of which are filed herewith as Exhibit 2.1, Exhibit 2.2 and Exhibit 2.4, respectively.

         A.       Common Stock.

                  The principal terms of the Common Stock are as follows:

                  (a) Authorization:                 100,000,000 shares

                  (b) Par Value:                     None

                  (c) Voting:                        One vote per share with no cumulative voting rights

                  (d) Dividends:                     Subject   to   preferences   that   may   be applicable  to  any
                                                     then  outstanding  Preferred  Stock,  the holders of Common  Stock are  entitled,  among  other  things: (i) to share  ratably in dividends  if,  when and as declared  by the  Board  of  Directors out of funds  legally  available therefor;  and (ii) in the event of  liquidation,  dissolution or  winding-up  of  the  Company,  to share  ratably  in  the distribution  of  assets  legally  available therefore,  after payment of debts and expenses.

                  (e) Preemptive Rights:             The holders of Common Stock will not have any preemptive rights to subscribe for additional shares of capital stock of the
                                                     Company.

                  (f) Status:                        All  shares  of  Common   Stock   issued  in exchange  for  shares
                                                     of   previously   issued  Common  Stock pursuant  to the  Registrant's
                                                     Second  Amended  Joint Plan of Reorganization,  as modified  December
                                                     12, 1997 (the  "Plan"), will be fully  paid and  nonassessable.  All shares of Common Stock  issuable  upon the  exercise of Rights  pursuant to the Plan and  Warrants,  when issued  upon the proper  exercise of the  Rights  and  Warrants  and the  payment  of the  purchase price or exercise  price  therefor,  will be  fully  paid and nonassessable.  The rights,  preferences  and  privileges  of holders  of  Common  Stock are  subject  to the  terms of any series  of  Preferred  Stock  (as defined  below)  which  the Company may issue in the future.

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

         B.       Warrants.

                  The principal terms of the Warrants are as follows:

                  (a) Authorization and Issuance:    5,430,503 Warrants (which amount may be increased by
                                                     an amount,  not to exceed 6,000 Warrants,  to
                                                     accommodate the rounding up of fractional Warrants
                                                     under the Plan), each of which shall be exercisable
                                                     for one share of Common Stock, subject to adjustment,
                                                     at any time prior to expiration.

                  (b) Exercise Price:                $2.70 per share, subject to adjustment.

                  (c) Expiration:                    5:00 p.m., local time, on the second anniversary of the
                                                     Issuance Date.

                  (d) Redemption:                    The Warrants are not redeemable.

                  (e) Voting Rights:                 None.

                  (f) Adjustment:                    The number of shares of Common Stock issuable upon exercise of the Warrants and the exercise price of the Warrants are subject to adjustment in the event of (i) a change in the
                                                     Common Stock as a result of a stock dividend or stock split or a subdivision, combination or reclassification of shares;
                                                     or (ii) certain mergers, consolidation or business combinations involving the Registrant, all as more particularly provided in the Warrant Agreement, a copy of which is filed herewith as
                                                     Exhibit 2.4.

          C.       Additional Information.

                  In addition to the Common Stock, the Company will be authorized to issue 5,000,000 shares of Preferred Stock, no par value, issuable in series, the relative rights, limitations and preferences of which may be designated by the Board of Directors ("Preferred Stock").

                  (1)      Preferred Stock.

                  The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series, in each case without any further action or vote by the shareholders. Subject to the provisions of the Company's Amended Articles and limitations prescribed by law, the Board of Directors is expressly vested with authority to fix by resolution the designations, preferences, qualifications, limitations, restrictions and special or relative rights, if any, of Preferred Stock, and each series thereof, including without limitation, the following: (i) the voting rights and powers, if any, of Preferred Stock, and each series thereof;
(ii) the rates and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock, and each series thereof, will be paid, and any dividend preferences or rights of cumulation; (iii) the rights, if any, of holders of Preferred Stock, and each series thereof, to convert the same into, or exchange the same for, shares of other classes (or series of classes) of capital stock of the Company and the terms and conditions for such conversion or exchange, including provisions for adjustment of conversion or exchange prices or rates in such events as the Board of Directors shall determine; (iv) the redemption rights, if any, of the Company and the holders of Preferred Stock, and each series thereof, and the times at which, and the terms and conditions on which, Preferred Stock, and each series thereof, may be redeemed; and (v) the rights and preferences, if any, of the holders of Preferred Stock, and each series thereof, upon the voluntary liquidation, dissolution or winding up of the Corporation.


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                  One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

         (2)      Anti-Takeover Provisions.

                  The Amended Articles and the Amended Bylaws contain several provisions intended to limit the possibility of, or make more difficult, a takeover of the Company. In addition to providing for a classified Board of Directors, which pursuant to the Amended Articles is being increased from these classes to four classes, and the issuance of Preferred Stock having terms established by the Board of Directors without shareholder approval, the Amended Articles provide that: (i) at least 65% of the votes cast by shareholders is required to approve amendments to the Amended Articles and Amended Bylaws, unless at least a majority of the incumbent directors on the Board of Directors has voted in favor of the amendment, in which case only a majority of the votes cast by shareholders is required to approve the amendment; (ii) directors can be removed by the shareholders only for cause and only by a vote of at least 65% of the votes cast by shareholders; and
(iii) at least 60% of the votes entitled to be cast by all shareholders is required for shareholders to call special meetings of the shareholders. In addition, the Amended Articles provide that actions by shareholders without a meeting must receive the unanimous written consent of all shareholders. The Articles also permit the Board of Directors to oppose, in its sole discretion, a tender offer or other offer for the Company's securities and to take into consideration all pertinent issues. Should the Board of Directors determine to reject such an offer, it may take any lawful action to accomplish its purpose, including, among other things, advising shareholders not to accept the offer and commencing litigation against the offeror. The Company's Amended Bylaws establish procedures for the nomination of directors by shareholders and the proposal by shareholders of matters to be considered at meetings of the shareholders, including the submission of certain information within the times prescribed in the Amended Bylaws.

                  In addition, under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), subject to certain exceptions, a business combination between a Pennsylvania corporation and a person owning 20% or more of such corporation's voting stock (an "interested person") may be accomplished only if: (i) the business combination is approved by the corporation's directors prior to the date on which such person acquired 20% or more of such stock or if the board approved such person's acquisition of 20% or more of such stock prior to such acquisition; (ii) the interested person owns shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in the election of directors, the business combination is approved by the vote of shareholders entitled to cast a majority of votes that all stockholders would be entitled to cast in an election of directors (excluding shares held by the interested person), which vote may occur no earlier than three months after the interested person acquired its 80% ownership, and the consideration received by shareholders in the business combination satisfies certain minimum conditions; (iii) the business combination is approved by the affirmative vote of all outstanding shares of Common Stock; or (iv) the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in the election of directors (excluding shares held by the interested person), which vote may occur no earlier than five years after the interested person became an interested person. A corporation may exempt itself from this provision by an amendment to its articles of incorporation that requires shareholder approval. The Amended Articles do not provide an exemption from this provision. Pennsylvania has also adopted other anti-takeover legislation from which the Company has elected to exempt itself in the Amended Articles.

                  The BCL also provides that the directors of a corporation, in making decisions concerning takeovers or any other matters, may consider, to the extent that they deem appropriate, among other things: (i) the effects of any proposed transaction upon any or all groups affected by such action, including, among others, shareholders, employees, suppliers, customers and creditors; (ii) the short-term and long-term interests of the corporation; and
(iii) the resources, intent and conduct of the person seeking control.

                  The existence of the foregoing provisions of the Amended Articles, Amended Bylaws and BCL may discourage other persons or companies from making a tender offer for, or seeking to acquire, substantial amounts of the Company's Common Stock.

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Item 2.  Exhibits.


         2.1 Amended and Restated Articles of Incorporation of the Registrant.

         2.2 Amended and Restated Bylaws of the Registrant.

         2.3 Debtor's Second Amended Joint Plan of Reorganization, as modified on December 12, 1997, which was filed in the United States Bankruptcy Court for the District of Delaware (incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 29, 1997).

         2.4 Warrant Agreement, dated as of December 31, 1997, between Today's Man, Inc. and Stocktrans, Inc. as warrant agent.

         2.5 Form of Common Stock Purchase Warrant (incorporated by reference to the form of Common Stock Purchase Warrant attached as Exhibit A to the Warrant Agreement filed as
             Exhibit 2.4 hereof).



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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                           Today's Man, Inc.



Date: December 23,  1997                    By: /s/ Frank E. Johnson
                                                -------------------------------
                                                    Frank E. Johnson,
                                                    Executive Vice President
                                                    and Chief Financial Officer


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